Exhibit 10.46

Execution Version

SETTLEMENT AGREEMENT AND LIMITED RELEASE

THIS SETTLEMENT AGREEMENT AND LIMITED RELEASE (“Agreement”) is made and entered into as of this 31st day of March, 2005 by and among LRC North America, Inc., a Delaware corporation (“Parent”), SSL Holdings, Inc., a Delaware corporation (“Seller”), Silipos, Inc., a Delaware corporation (“Company”), and Langer, Inc., a Delaware corporation (“Buyer” and with Parent, Seller and Company, each, a “Party” and collectively, the “Parties”).

BACKGROUND

A.            Parent, Seller, Company and Buyer are parties to that certain Stock Purchase Agreement (the “SPA”) dated September 22, 2004 whereby Buyer purchased all of the issued and outstanding capital stock of the Company from the Seller.  Capitalized terms not defined herein shall have the meaning set forth in the SPA.

B.            Pursuant to Section 2.4 of the SPA the parties agreed that the Purchase Price will be decreased dollar for dollar to the extent that the Tangible Net Worth of the Company, as set forth on the Statement of Tangible Net Worth, is less than the Minimum Tangible Net Worth on the Closing Date.

C.            As a final and irrevocable resolution of all rights of any party to reduce the Purchase Price pursuant to Section 2.4 of the SPA, the Parties have agreed that the Purchase Price shall be decreased (the “Reduction”) by an amount equal to Two Hundred Thirty Two Thousand Dollars ($232,000) (the “Reduction Amount”).

D.            Pursuant to Section 2.4(d) of the SPA, the Reduction is to be satisfied by decreasing the Principal Sum of the Note by an amount equal to the Reduction Amount, in accordance with the terms of the Note.

E.             In consideration for the Reduction and other covenants set forth in this Agreement, the Company and the Buyer are providing herein certain mutual irrevocable releases (the “Releases”) of the Parent, the Seller and their affiliates, on the one hand, and the Buyer, the Company and their affiliates, on the other hand, with respect to accounting and financial practices and are delivering an amended and restated Note, in the form attached hereto as Exhibit A (the “Amended Note”), and an amended and restated Additional Note, in the form attached hereto as Exhibit B (the “Amended Additional Note”).  In addition, the Buyer has elected to make the Protection Payment (as such term is defined in the Note) pursuant to Section 6 of the Note by increasing the Principal Amount (as such term is defined in the Note) of the Note by an amount equal to $1,000,000.  Such increase is reflected in the Amended Note.

F.             In consideration for the Releases, certain other agreements set forth in this Agreement, and the delivery of executed original copies of an Amended Note and the Amended Additional Note, Seller agrees to promptly surrender to the Buyer the original Note and the Additional Note for cancellation.

AGREEMENT

For and in consideration of the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Parties hereby agrees as follows:

1.             Post-Closing Settlement of Tangible Net Worth.  As a final and irrevocable resolution of all rights and claims of any party to reduce the Purchase Price pursuant to Section 2.4 of the SPA, the Parties hereby agree to the Reduction of the Purchase Price by the Reduction Amount. Pursuant to Section 2.4(d) of the SPA, the Reduction is to be satisfied by decreasing the Principal Sum of the Note by an amount equal to the Reduction Amount, in accordance with the terms of the Note.  Such decrease shall be reflected in the Amended Note to be delivered pursuant to Section 3 hereof.

2.             Release.

a.     Subject to the Seller’s delivery to the Buyer of the original Note and Additional Note for cancellation and exchange for the Amended Note and the Amended Additional Note pursuant to Section 3 hereof, each of the Buyer and the Company, for itself and each of their respective successors and assigns (collectively, the “Company Releasors”), hereby waives, releases, acquits, and forever discharges SSL International plc, SSL Americas, Inc., Parent, Seller, their respective subsidiaries, and each of their respective present and former shareholders or other equity holders, affiliates, the respective predecessors, successors and assigns of any of the foregoing, and the respective past and present shareholders or other equity holders, partners, members, employees, agents, representatives, attorneys, advisors, including, without limitation, KPMG LLP, officers, directors, shareholders and insurers of any of the foregoing (collectively, the “Company Releasees”), of and from any and all claims, actions, causes of actions, suits, debts, demands, damages, liabilities of any kind whatsoever, whether direct or indirect, known or unknown, matured or unmatured, whether in law or equity (collectively, “Claims”), that any of the Company Releasors have had, may have now, or may have in the future, by reason of any matter or cause, (a) of which any Company Releasor is currently aware, with respect to, or as a result of, accounting policies, practices, positions, and advice of any Company Releasee, or their accounting or financial advisors, including, without limitation, KPMG LLP arising out of that certain put option pursuant to Section 10(b) of that certain Supply Agreement dated as of August 20, 1999 by and between the Company and Poly Gel, L.L.C., a New Jersey limited liability company, and the rights and obligations set forth therein (the “Put Option”), and (b) with respect to, or as a result of, Section 2.4 of the SPA, the Statement of Tangible Net Worth and all rights of any party to reduce the Purchase Price pursuant to Section 2.4 of the SPA, existing or occurring from the beginning of the World until the date of this Agreement against the Company Releasees (each of the foregoing being a “Company Released Claim” and all of the foregoing being the “Company Released Claims”).  No Company Releasor shall ever sue or otherwise institute a Claim of any kind, against any Company Releasee in any way related to any Company Released Claim.

b.     Subject to the Seller’s delivery to the Buyer of the original Note and Additional Note for cancellation and exchange for the Amended Note and the Amended Additional Note pursuant to Section 3 hereof, each of the Parent and the Seller, for itself and

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each of their respective and their respective successors and assigns (collectively, the “Seller Releasors”), hereby waives, releases, acquits, and forever discharges the Company and the Buyer, their respective subsidiaries, and each of their respective present and former shareholders or other equity holders, affiliates, the respective predecessors, successors and assigns of any of the foregoing, and the respective past and present shareholders or other equity holders, partners, members, employees, agents, representatives, attorneys, advisors, officers, directors, shareholders and insurers of any of the foregoing (collectively, the “Seller Releasees”), of and from any and all Claims, that any of the Seller Releasors have had, may have now, or may have in the future, by reason of any matter or cause, of which any Seller Releasor is currently aware, with respect to, or as a result of, accounting policies, practices, positions, and advice of any Seller Releasee, or their accounting or financial advisors arising out of the Put Option (of the foregoing being a “Seller Released Claim” and all of the foregoing being the “Seller Released Claims”).  No Seller Releasor shall ever sue or otherwise institute a Claim of any kind, against any Seller Releasee in any way related to any Seller Released Claim.

c.     The releases set forth in Sections 2(a) and 2(b) hereof constitute a release solely as, and are limited, to the matters expressly set forth therein and no other Claim of any kind is being released, waived, compromised, or discharged hereunder.

3.             Exchange of Notes.  Upon the execution of (i) this Agreement by the Parties, (ii) the Amended Note and (iii) the Amended Additional Note, and the delivery of each such original document to the appropriate Parties, the Seller shall deliver to the Buyer the original Note and Additional Note for cancellation.  This Agreement shall constitute the required prior written consent of the Seller to the amendment of the Note and the Additional Note as required by Section 11 of the Note and Section 8 of the Additional Note.  In addition, the Buyer shall pay to the Seller on the last day of August 2005 an amount in cash equal to the accrued and unpaid interest on the Note and the Additional Note with respect to the month of March 2005.

4.             Knowledge of Accounting or Financial Irregularities.  Except with respect to the Deferred Tax Asset, as hereinafter defined, neither the Buyer nor the Company has any Knowledge (as defined below) of any accounting policies, practices, positions, or methodologies used in the application and interpretation of GAAP of any Company Releasee, that would render the representations based upon the subject matter set forth in Section 3.11 of the SPA untrue.  For purposes of this Section 4, “Knowledge” means the actual current knowledge of Ven Govindarajan, Joseph P. Ciavarella, W. Gray Hudkins, those employees of Deloitte & Touche USA LLP, Buyer’s and Company’s sole outside accounting advisors, who have advised the Buyer.  The Company and Buyer are aware of issues relating to the validity of $1,657,977 of the deferred tax asset (the “Deferred Tax Asset”) reflected on the balance sheet of the Company dated March 31, 2004 and September 30, 2004, which arose from interest paid by the Company to its foreign affiliate.

5.             Additional Representations of the Company Releasors.  Each of the Company and the Buyer represents and warrants that a. it has the authority to execute this Agreement on behalf of itself and the other Company Releasors; and b. none of the Company Releasors has sold, assigned, transferred, conveyed or otherwise disposed of any Company Released Claim.

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6.             Additional Representations of the Seller Releasors.  Each of the Parent and the Seller represents and warrants that a. it has the authority to execute this Agreement on behalf of itself and the other Seller Releasors; and b. none of the Seller Releasors has sold, assigned, transferred, conveyed or otherwise disposed of any Seller Released Claim.

7.             Breach of Agreement.  Any breach by any Party of any of the representations, warranties, covenants or agreements contained in this Agreement shall entitle any other Party to bring an action for failure to comply with the terms of this Agreement and, further, the non-breaching Party shall be entitled to attorney’s fees and costs as part of such action.  In addition, each Company Releasor and each Seller Releasor agrees that no adequate remedy exists at law for breach of this Agreement and that the Company Releasees and Seller Releasees shall be entitled to injunctive relief.

8.             Amendment.  This Agreement cannot be amended, modified, or supplemented in any respect except by the written agreement of the Parties hereto.  Any such amendment, modification or supplement shall be binding upon all Company Releasors, Company Releasees Seller Releasors, Seller Releasees and the other Parties hereto.

9.             Enforceability.  If, in any judicial proceeding, a court finds any portion of this Agreement unenforceable, the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

10.           Binding Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company Releasors, the Company Releasees, Seller Releasors, Seller Releasees and the other Parties hereto and their respective heirs, personal representatives, successors and assigns.

11.           Governing Law.  Each Party agrees that the laws of the State of New York shall govern the validity and interpretation of this Agreement, without regard to the principles of conflict of laws of the State of New York or any other jurisdiction.

12.           Review of Agreement.  Each of the Company, the Buyer, the Seller and the Parent agrees that it is fully aware of its rights, that it has carefully read and fully understands all of the provisions set forth in this Agreement, that it has had the opportunity to consult with its own attorney, and that it has voluntarily and knowingly entering into this Agreement.  Each of the Company, the Buyer, the Seller and the Parent further acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the Company Releasees’ and Seller Releasees’ respective decision to accept this Agreement except for the terms set forth above.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Settlement Agreement and Limited Release as of the date written above.

WITNESS:

LRC NORTH AMERICA, INC.

Name:
Title:

SSL HOLDINGS, INC.

Name:
Title:

LANGER, INC.

Name:
Title:

SILIPOS, INC.

Name:
Title:

EXHIBIT A

AMENDED NOTE

EXHIBIT B

AMENDED ADDITIONAL NOTE